News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------


                                                       For Release:  Immediately
                                                       Date:  May 7, 2009
                                                       Contact:  Clemente Teng
                                                       (818) 244-8080

    PUBLIC STORAGE REPORTS RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2009

GLENDALE, California - Public Storage (NYSE:PSA) announced today operating results for the first quarter ended March 31, 2009.

OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2009
-----------------------------------------------------------

Net income to Public Storage shareholders for the three months ended March 31, 2009 was $217.0 million compared to $512.3 million for the same period in 2008, representing a decrease of $295.3 million. This decrease is primarily due to (i) a gain of $341.9 million in the quarter ended March 31, 2008 related to our disposition of an interest in Shurgard Europe, combined with (ii) a $34.7 million foreign exchange loss during the quarter ended March 31, 2009 as compared to an exchange gain of $41.0 million in the same period in 2008, partially offset by (iii) a $72.0 million reduction in earnings allocated to our preferred partnership unitholders in the quarter ended March 31, 2009 described below.

The foreign currency exchange gains and losses relate primarily to a Euro denominated loan receivable from Shurgard Europe and were due to changes in the value of the U.S. Dollar relative to the Euro during each period. See "Shurgard Europe" below for further information.

During the first quarter of 2009, we repurchased preferred partnership units at an aggregate acquisition cost of $153.0 million which was approximately $72.0 million less than the original net proceeds from issuance of the respective units. The $72.0 million benefit to our common shareholders is reflected as a reduction in the amount of net income allocated to these preferred unitholders and a corresponding increase in income allocation to our common shareholders.

Net operating income with respect to our domestic operations increased by $0.2 million in the three months ended March 31, 2009 as compared to the same period in 2008 due to an increase of $4.2 million with respect to our non-stabilized facilities combined with a decrease of $4.0 million with respect to our Same Store operations (see table below).

During the first quarter of 2009, pursuant to a tender offer, we acquired $96.7 million principal amount of our 7.75% senior unsecured notes due in 2011 at par plus accrued interest, and $13.5 million face amount of our 5.875% senior unsecured notes due in 2013 at 92.5% of par plus accrued interest. We recorded a related gain on early redemption of debt of approximately $4.1 million in the quarter ended March 31, 2009.

During the first quarter of 2009, we repurchased preferred shares at an acquisition cost of $17.5 million which was approximately $6.2 million less than the original net proceeds from issuance of the respective preferred securities. The $6.2 million benefit to our common shareholders is reflected as a decrease in income allocated to our preferred shareholders and a corresponding increase in the amount of net income allocated to our common shareholders.

For the three months ended March 31, 2009, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $159.5 million or $0.95 per common share on a diluted basis compared to $444.8 million or $2.63 per common share on a diluted basis for the same period in 2008, representing a decrease of $285.3 million or $1.68 per common share on a diluted basis. These decreases are primarily due to the impact of the factors described above.

Weighted average diluted common shares were 168,473,000 and 168,982,000, respectively, for the three months ended March 31, 2009 and 2008.

FUNDS FROM OPERATIONS
---------------------

For the three months ended March 31, 2009, funds from operations ("FFO") increased to $1.51 per common share on a diluted basis as compared to $1.39 per common share for the same period in 2008, representing an increase of $0.12 per common share on a diluted basis or 8.6%.

For the three months ended March 31, 2009, FFO was impacted by (i) a foreign currency exchange loss totaling $34.7 million (compared to an exchange gain of $41.0 million for the same period in 2008), (ii) $3.5 million of costs incurred related to the discontinuance of our truck rental operations, which is included in discontinued operations, (iii) a $78.2 million reduction in the allocation of net income to our preferred shareholders and unitholders pursuant to the aforementioned preferred equity repurchases, combined with our pro rata share ($16.3 million) of PS Business Park's earnings representing the benefit from its preferred share repurchases, and included in equity in earnings of real estate entities, and (iv) a $4.1 million gain on the early extinguishment of debt. For the three months ended March 31, 2008, FFO was further impacted by costs and expenses incurred in connection with the disposition of an interest in Shurgard Europe totaling $2.5 million.

The following table provides a summary of the impact of these items that occurred during the three months ended March 31, 2009 and 2008:

                                                      Three Months Ended March 31,
                                                      ----------------------------
                                                                        Percentage
                                                       2009      2008     Change
                                                     --------  -------- ----------

  FFO per common share prior to adjustments for the
     following items...............................   $ 1.16    $ 1.16      -
  Foreign currency exchange (loss) gain, net.......    (0.21)     0.24
  Costs incurred to terminate truck rental
     operations....................................    (0.02)        -
  Increased income allocated to common
     shareholders, and from preferred equity
     shareholders, pursuant to preferred
     redemptions, including our equity share from
     PSB...........................................     0.56         -
  Gain on early extinguishment of debt.............     0.02         -
  Costs and expenses incurred in connection with
     the disposition of an interest in Shurgard
     Europe........................................        -     (0.01)
                                                     --------  --------
  FFO per common share, as reported................   $ 1.51    $  1.39   8.6%
                                                     ========  ========


FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS - SAME STORE FACILITIES
-------------------------------------------

The Same Store Pool represents those 1,899 facilities that are stabilized and owned since January 1, 2007 and therefore provide meaningful comparisons for 2007, 2008, and 2009. The Same Store Pool increased from 1,789 at December 31, 2008 to 1,899 at March 31, 2009, as we added facilities that are now stabilized and owned since January 1, 2007, and removed facilities from the previous Same Store Pool that, due primarily to construction activities, are no longer expected to be stabilized through December 31, 2009. The following table summarizes the historical operating results of these 1,899 facilities (117.5 million net rentable square feet) that represent approximately 93% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2009.

     Selected Operating Data for the Same Store
     ------------------------------------------
     Facilities (1,899 Facilities):                           Three Months Ended March 31,
     -----------------------------                      ---------------------------------------
                                                                                     Percentage
                                                            2009          2008         Change
                                                        -------------  ------------ -----------
                                                          (Dollar amounts in thousands, except
                                                               for weighted average data)
     Revenues:
         Rental income................................. $    331,539   $   335,553     (1.2)%
         Late charges and administrative fees collected       15,646        14,438      8.4%
                                                        -------------  ------------ -----------
       Total revenues (a)..............................      347,185       349,991     (0.8)%
                                                        -------------  ------------ -----------
     Cost of operations:
         Property taxes................................       37,762        36,349      3.9%
         Direct property payroll.......................       24,360        24,377     (0.1)%
         Media advertising.............................        8,158         6,947     17.4%
         Other advertising and promotion...............        4,614         4,426      4.2%
         Utilities.....................................        9,598         9,437      1.7%
         Repairs and maintenance.......................       10,716        11,398     (6.0)%
         Telephone reservation center..................        2,794         3,123    (10.5)%
         Property insurance............................        2,698         3,213    (16.0)%
         Other costs of management.....................       24,307        24,586     (1.1)%
                                                        -------------  ------------ -----------
       Total cost of operations (a)....................      125,007       123,856      0.9%
                                                        -------------  ------------ -----------
     Net operating income before depreciation and
        amortization expense (b).......................      222,178       226,135     (1.7)%
     Depreciation and amortization expense (c).........      (75,286)      (89,358)    15.7%
                                                        -------------  ------------ -----------
     Operating income.................................. $    146,892   $   136,777      7.4%
                                                        =============  ============ ===========
     Gross margin......................................        64.0%         64.6%     (0.9)%
     Weighted average for the period:
       Square foot occupancy (d).......................        87.9%         88.8%     (1.0)%
        Realized annual rent per occupied square foot
          (e) (g)...................................... $      12.84   $     12.87     (0.2)%
       REVPAF (f) (g).................................. $      11.29   $     11.43     (1.2)%

     Weighted average at March 31:
       Square foot occupancy...........................        88.2%         89.3%      (1.2)%
       In place annual rent per occupied square foot (h)$      13.57   $     13.86      (2.1)%

     Total net rentable square feet (in thousands).....      117,462       117,462         -

a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Depreciation and amortization expense for the three months ended March 31, 2009 decreased primarily due to a reduction in amortization expense related to intangible assets that we obtained in the Shurgard Merger.

d) Square foot occupancies represent weighted average occupancy levels over the entire period.

e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense.

g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

h)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

                                                                     Three Months Ended
                                                 ---------------------------------------------------------
                                                  March 31        June 30     September 30     December 31       Full Year
                                                 ------------    -----------  ------------   -------------     -------------
Total revenues (in 000's):
  2009.....................................      $  347,185
  2008.....................................      $  349,991      $  359,461   $  368,976     $    357,202      $  1,435,630

Total cost of operations (in 000's):
  2009.....................................      $  125,007
  2008.....................................      $  123,856      $  120,526   $  113,972     $    104,442      $    462,796

Property taxes (in 000's):
  2009.....................................      $   37,762
  2008.....................................      $   36,349      $   35,156   $   36,161     $     28,159      $    135,825

Media advertising (in 000's):
  2009.....................................      $    8,158
  2008.....................................      $    6,947      $    9,836   $    2,148     $        922      $     19,853

Other advertising and promotion (in 000's):
  2009.....................................      $    4,614
  2008.....................................      $    4,426      $    5,027   $    4,645     $      4,137      $     18,235

REVPAF:
  2009.....................................      $    11.29
  2008.....................................      $    11.43      $    11.74   $    12.03     $      11.65      $      11.71

Weighted average realized annual rent per
 occupied square foot for the period:
  2009.....................................      $    12.84
  2008.....................................      $    12.87      $    12.90   $    13.29     $      13.27      $      13.08

Weighted average square foot occupancy levels
 for the period:
  2009.....................................           87.9%
  2008.....................................           88.8%           91.0%        90.5%            87.8%             89.5%


SHURGARD EUROPE
---------------

As previously announced, on March 31, 2008, an institutional investor acquired a 51% interest in Shurgard Europe's operations. We own the remaining 49% interest and we are the managing member of the newly formed joint venture that now owns Shurgard Europe's operations. As a result of this transaction, we began accounting for our investment in Shurgard Europe under the equity method effective March 31, 2008.

Shurgard Europe has an interest in 182 facilities (9.6 million net rentable square feet) located in seven Western European countries. Included in this total are 72 facilities (3.6 million net rentable square feet) that are owned by two joint ventures in which Shurgard Europe has a 20% interest.

The two joint ventures collectively had approximately (euro)238 million ($314 million) of outstanding debt payable to banks at March 31, 2009, which is non-recourse to Shurgard Europe. One of the JV loans, totaling (euro)117 million ($154 million), is due May 2009 and the other JV loan, totaling (euro)121 million ($160 million), is due June 2010. We expect Shurgard Europe will finalize a loan extension of the JV loan that matures in May 2009 within the next 30 days, although there can be no assurance that such extension will actually be completed.

At March 31, 2009, Shurgard Europe had five newly developed facilities and two expansions to existing facilities under construction (373,000 net rentable square feet), with costs incurred of $43.5 million and $18.9 million in costs to complete. The development of these facilities is subject to various risks and contingencies.

Our existing (euro)391.9 million ($517.5 million at March 31, 2009) loan to Shurgard Europe was extended for an additional year to March 31, 2010 and will continue to accrue interest at 7.5% per annum. The loan currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S.
Dollars that will be received on repayment will depend upon the currency exchange rates at the time. In addition, Shurgard Europe exercised its option and extended our commitment through March 31, 2010 to provide up to (euro)305 million of additional loans to Shurgard Europe. Borrowings are to be used to either fund the acquisition of Shurgard Europe's partner's interest in the joint ventures and/or repay Shurgard Europe's pro rata share of the joint ventures' debt. The acquisitions of the joint venture partners' interests are subject to our approval and Shurgard Europe's pro rata share of the aggregate joint venture debt is approximately (euro)50 million.

DEVELOPMENT AND ASSET ACQUISITION ACTIVITIES
--------------------------------------------

During the three months ended March 31, 2009, we completed three expansion projects at a total cost of $13.4 million adding 75,000 net rentable square feet. Our pipeline of future development and expansions is nominal.

EQUITY REPURCHASES AND DEBT TENDER
----------------------------------

During the first quarter of 2009, we repurchased shares of our preferred securities in privately negotiated transactions as follows: Series V - 700,000 Cumulative Preferred Shares at a total cost of $13.2 million, Series C - 175,000 Cumulative Preferred Shares at a total cost of $2.7 million, Series F - 107,000 Cumulative Preferred Shares at a total cost of $1.6 million, Series NN - 8,000,000 preferred units at a cost of $128.0 million and Series Z - 1,000,000 preferred units at a total cost of $25.0 million. Our ongoing distributions paid to preferred shareholders and unitholders were reduced approximately $1.8 million during the quarter ended March 31, 2009, and we expect an ongoing annualized reduction in dividends of $16.1 million as a result of these repurchases.

As previously disclosed, on February 12, 2009, pursuant to a tender offer, we acquired $96.7 million principal amount of our 7.75% senior unsecured notes due in 2011 at par plus accrued interest, and $13.5 million face amount of our 5.875% senior unsecured notes due in 2013 at 92.5% of par plus accrued interest. As a result, annualized interest payments will decline by approximately $8.3 million. We recorded a gain on early redemption of debt of approximately $4.1 million in the quarter ended March 31, 2009.

LIQUIDITY POSITION
------------------

At March 31, 2009, we had approximately $500 million of unrestricted cash on hand and have access to an additional $300 million line of credit. The line of credit does not expire until March 27, 2012. We have no significant capital commitments at March 31, 2009, other than outstanding debt maturities.

At March 31, 2009, outstanding debt totaled $527 million. We have no significant debt maturities until 2011 ($131 million of maturities) and 2013 ($251 million of maturities).

Our retained operating cash flow continues to provide a significant source of capital to fund our activities. During the quarter ended March 31, 2009, our funds from operations available to distribute to common shareholders ("FAD") exceeded our regular common distributions by approximately $100 million. Our ability to continue to retain operating cash flow in the future will be contingent upon a number of factors including, but not limited to, the growth in our operations and our distribution requirements to maintain our REIT status.

DISCONTINUED OPERATIONS
-----------------------

During the three  months  ended March 31, 2009,  we decided to  discontinue  our
containerized   storage  and  truck  rental  operations  due  to  poor  economic performance.

The truck rental operations ceased as of March 31, 2009, and we recorded losses for the disposal of trucks of approximately $3.5 million in the quarter ended March 31, 2009. We expect to either sell the existing containerized operations or wind operations down by December 31, 2009.

In addition, as of March 31, 2009, we discontinued two self-storage facilities that contained an aggregate of 105,000 net rentable square feet. A facility located in Missouri is held for sale and the other facility, located in Colorado, was the subject of a condemnation proceeding. We received gross proceeds of $7.5 million for the condemned facility and recorded a gain of approximately $4.2 million during the quarter ended March 31, 2009.

Our truck and containerized storage operations, which were previously presented as a component of ancillary operations and the operating results of the two self-storage facilities (including the related gain on sale) have been reclassified for all periods presented as "discontinued operations."

DISTRIBUTIONS DECLARED
----------------------

On May 7, 2009, our Board of Trustees declared a regular common dividend of $0.55 per common share, a dividend of $0.6125 per share on the Equity Shares, Series A and dividends with respect to our various series of preferred shares. All the dividends are payable on June 30, 2009 to shareholders of record as of June 15, 2009.

CHANGES IN ACCOUNTING PRESENTATION
----------------------------------

Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" ("SFAS No. 160") and other accounting standards implemented by the Financial Accounting Standards Board and the Securities and Exchange Commission, became effective January 1, 2009. As a result, we have reclassified equity interests that were formerly referred to as "minority interests" either as "redeemable noncontrolling equity interests in subsidiaries" or "permanent noncontrolling equity interests in subsidiaries." Where such interests have the ability to require us to redeem those securities in cash, they are classified as "redeemable noncontrolling equity interests in subsidiaries" and presented on the balance sheet between equity and liabilities, and adjusted each period to their estimated redemption value. All other former minority interests have been reclassified to equity on our balance sheet. These adjustments increased total equity $351.6 million and redeemable noncontrolling interests in subsidiaries $12.8 million, and decreased minority interest by $364.4 million, from amounts previously presented.

Our income statement has also been reclassified based upon these newly effective accounting standards. Income allocations to interests formerly referred to as "minority interest" are no longer reflected as a reduction in net income, but are reflected as an allocation of net income in calculating net income allocable to common shareholders. These reclassifications increased net income by $7.6 million for the three months ended March 31, 2008 and increased income allocated to noncontrolling equity interests by a corresponding amount. These reclassifications had no impact upon net income allocable to common shareholders or earnings per share, as compared to amounts previously presented.

In addition, EITF 03-6-1, "Participating Securities and the Two-Class Method under FASB Statement No. 128," became effective January 1, 2009, resulting in our commencing allocation of income to holders of restricted share units. Such amounts allocated are presented as "income allocated to restricted share units" on our income statement. This adjustment resulted in a decrease in income allocable to common shareholders and Funds from Operations allocable to common shareholders, respectively, of approximately $1.8 million and $0.9 million for the quarter ended March 31, 2008, as compared to amounts previously presented.

FIRST QUARTER CONFERENCE CALL
-----------------------------

A conference call is scheduled for Friday, May 8, 2009, at 10:00 a.m. (PDT) to discuss the first quarter ended March 31, 2009 earnings results. The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 94885827). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Company Info, Investor Relations" or "Corporate Information, Investor Relations" (conference ID number 94885827). A replay of the conference call may be accessed through May 23, 2009 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) or by using the link at www.publicstorage.com under "Company Info, Investor Relations" or "Corporate Information, Investor Relations." All forms of replay utilize conference ID number 94885827.

ABOUT PUBLIC STORAGE
--------------------

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. At March 31, 2009, the Company had interests in 2,010 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and 183 storage facilities located in seven Western European nations with approximately ten million net rentable square feet.

Additional information about Public Storage is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS
--------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Form 10-Q for the period ended March 31, 2009 expected to be filed on or before May 11, 2009, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K. These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination, adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

Comparisons of our revenues and expenses for the three months ended March 31, 2009 to the same period in 2008 are significantly impacted by the acquisition by an institutional investor of a 51% interest in Shurgard Europe on March 31, 2008, which resulted in the deconsolidation of Shurgard Europe. Shurgard Europe's revenues and expenses after March 31, 2008 are excluded from our statement of operations and, instead, our 49% equity share of Shurgard Europe's operating results are included in the line item "equity in earnings of real estate entities" and we also record interest and other income with respect to
(i) the interest received on our intercompany loan from Shurgard Europe and (ii) license fee income.

See "Changes in Accounting Presentation" above for further discussion of reclassifications made to amounts previously reported for the three months ended March 31, 2008.

                                                                 Three Months Ended March 31,
                                                               -------------------------------
                                                                    2009            2008 (a)
                                                               -------------    --------------
                                                                 (Amounts in thousands, except
                                                                      per share amounts)
REVENUES:
    Self-storage rental income...............................  $    371,598     $    424,606
    Ancillary operations (b).................................        25,835           30,037
    Interest and other income (a)............................         7,633            2,844
                                                               -------------    --------------
                                                                    405,066          457,487
                                                               -------------    --------------
EXPENSES:
    Cost of operations:
      Self-storage facilities ...............................       133,641          156,815
      Ancillary operations (b)...............................         9,653           11,304
    Depreciation and amortization (c)........................        85,167          122,441
    General and administrative (d)...........................         9,679           14,916
    Interest expense.........................................         8,128           16,487
                                                               -------------    --------------
                                                                    246,268          321,963
                                                               -------------    --------------
Income from continuing operations before equity in earnings
   of real estate entities, gain on disposition of real estate investments or early redemption of debt, and
   foreign currency exchange (loss) gain.....................       158,798          135,524
Equity in earnings of real estate entities (a)...............        22,811            2,729
Gain on disposition of real estate investments...............         2,722          341,865
Gain on early redemption of debt.............................         4,114                -
Foreign currency exchange (loss) gain (e)....................       (34,733)          40,971
                                                               -------------    --------------
Income from continuing operations............................       153,712          521,089
Discontinued operations (b)..................................          (283)          (1,148)
                                                               -------------    --------------
NET INCOME...................................................       153,429          519,941

Net income allocable (to) from noncontrolling equity interests:
---------------------------------------------------------------
   Preferred unitholders, based upon distributions paid (g)..        (4,017)          (5,403)
   Preferred unitholders, based upon redemptions (f) (g)....         72,000                -
   Other noncontrolling interests in subsidiaries (g)........        (4,410)          (2,196)
                                                               -------------    --------------
NET INCOME ALLOCABLE TO PUBLIC STORAGE SHAREHOLDERS..........  $    217,002     $    512,342
                                                               =============    ==============
Allocation of net income to Public Storage Shareholders:
    Preferred shareholders, based on distribution paid.......  $     58,108     $     60,333
    Preferred shareholders, based on redemptions (f).........        (6,218)               -
    Equity Shares, Series A..................................         5,131            5,356
    Restricted share units...................................           486            1,825
    Common shareholders......................................       159,495          444,828
                                                               -------------    --------------
                                                               $    217,002     $    512,342
                                                               =============    ==============
PER COMMON SHARE:
    Net income per share - Basic.............................  $       0.95     $       2.64
                                                               =============    ==============
    Net income per share - Diluted...........................  $       0.95     $       2.63
                                                               =============    ==============
    Weighted average common shares - Basic...................       168,312          168,586
                                                               =============    ==============
    Weighted average common shares - Diluted.................       168,473          168,982
                                                               =============    ==============

(a).Equity in earnings of real estate entities for the three months ended March 31, 2009 includes $16.3 million related to PS Business Parks' repurchases of its preferred securities.

     Commencing March 31, 2008, we account for our investment in Shurgard Europe using the equity method of accounting. Accordingly, we no longer present Shurgard Europe's revenues, expenses and other operating items with respect to periods after March 31, 2008, and we instead reflect our pro-rata share of Shurgard Europe's operations as "equity in earnings of real estate entities" along with interest and other income related to the loan receivable from Shurgard Europe. For the three months ended March 31, 2009, included in equity in earnings of real estate entities is $1,901,000 related to our investment in Shurgard Europe. These earnings are comprised of our 49% equity share of Shurgard Europe's net loss, combined with $5,152,000 representing 49% of the aggregate interest and trademark license income received from Shurgard Europe for the three months ended March 31, 2009. Included in interest and other income is an aggregate of $5,361,000, with respect to the loan receivable from Shurgard Europe and trademark license fees, representing 51% of the aggregate interest and trademark license income received from Shurgard Europe for the three months ended March 31, 2009.

(b) During the first quarter of 2009, we discontinued the containerized storage and truck rental operations and, accordingly, the historical operations from these activities have been reclassified from ancillary operations to discontinued operations. Discontinued operations for the quarter ended March 31, 2009 includes $3.5 million in costs associated with the disposal of trucks, as well as a gain on disposition of a discontinued self-storage facility of approximately $4.2 million.

(c) Depreciation and amortization expense for the three months ended March 31, 2009 decreased when compared to the same period in 2008 primarily due to reductions in amortization expense related to domestic intangible assets, primarily those obtained in the Shurgard Merger, combined with the impact of the deconsolidation of Shurgard Europe.

(d) For the three months ended March 31, 2008, general and administrative expense includes additional incentive compensation totaling $2.5 million associated with the disposition of an interest in Shurgard Europe.

(e) Our foreign currency exchange gains and losses are primarily related to our intercompany loan to Shurgard Europe, representing the impact of the fluctuation in the exchange rate between the value of the U.S. Dollar and the Euro.

(f) During the three months ended March 31, 2009, we repurchased various series of our preferred shares and units for an aggregate of $170.5 million. This amount paid was approximately $78.2 million lower than the original issue proceeds of the preferred equity acquired and, accordingly, we recorded an allocation of income from the preferred shareholders and unitholders to the common shareholders of $78.2 million. These repurchases are expected to reduce ongoing distributions to the preferred shareholders and unitholders by $16.1 million per year.

(g) Represents amounts previously classified as "minority interest in income" as a reduction in net income, prior to the reclassifications described above under "Changes in Accounting Presentation."

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                                                                        March 31,         December 31,
                                                                           2009               2008
                                                                      -----------------  -----------------
                                                                     (Amounts in thousands, except share
                                                                             and per share data)
                                                                       (Unaudited)
ASSETS
Cash and cash equivalents ....................................         $      493,400      $     680,701
Operating real estate facilities:
   Land and buildings, at cost................................             10,223,507         10,207,022
   Accumulated depreciation...................................             (2,485,242)        (2,405,473)
                                                                      -----------------  -----------------
                                                                            7,738,265          7,801,549
Construction in process.......................................                  9,317             20,340
                                                                      -----------------  -----------------
                                                                            7,747,582          7,821,889

Investment in real estate entities............................                545,224            544,598
Goodwill......................................................                174,634            174,634
Intangible assets, net........................................                 49,748             52,005
Loan receivable from Shurgard Europe..........................                517,497            552,361
Other assets..................................................                 98,412            109,857
                                                                      -----------------  -----------------
       Total assets...........................................         $    9,626,497      $   9,936,045
                                                                      =================  =================

LIABILITIES AND EQUITY
Notes payable.................................................         $      527,235      $     643,811
Accrued and other liabilities.................................                210,573            212,353
                                                                      -----------------  -----------------
       Total liabilities......................................                737,808            856,164

Redeemable noncontrolling interests in subsidiaries (a).......                 12,798             12,777

Equity:
Public Storage shareholders' equity:
   Cumulative Preferred Shares of beneficial interest, $0.01 par value,
     100,000,000 shares authorized, 886,140 shares issued (in series)
     and outstanding (887,122 at December 31, 2008),
     at liquidation preference................................              3,399,777          3,424,327
   Common Shares of beneficial interest, $0.10 par value,
     650,000,000 shares authorized, 168,343,759 shares issued and
     outstanding (168,279,732 at December 31, 2008)...........                 16,835             16,829
   Equity Shares of beneficial interest, Series A, $0.01 par
     value, 100,000,000 shares authorized, 8,377.193 shares
     issued and outstanding...................................                      -                  -
   Paid-in capital............................................              5,669,796          5,590,093
   Retained earnings..........................................               (301,582)          (290,323)
   Accumulated other comprehensive loss.......................                (42,134)           (31,931)
                                                                      -----------------  -----------------
     Total Public Storage shareholders' equity................              8,742,692          8,708,995
                                                                      -----------------  -----------------
Equity of permanent noncontrolling interests in subsidiaries (a):
       Preferred partnership units............................                100,000            325,000
       Other interests........................................                 33,199             33,109
                                                                      -----------------  -----------------
     Total equity.............................................              8,875,891          9,067,104
                                                                      -----------------  -----------------
       Total liabilities and equity...........................         $    9,626,497      $   9,936,045
                                                                      =================  =================

(a) These amounts were previously classified as "minority interest." See "Changes in Accounting Presentation" above for further discussion of restatements made to amounts previously reported as of December 31, 2008.

SHURGARD EUROPE SAME STORE SELECTED OPERATING DATA
--------------------------------------------------

The Shurgard Europe Same Store Pool represents those 94 facilities that are stabilized and owned since January 1, 2007 and therefore provide meaningful comparisons for 2007, 2008, and 2009. The number of facilities in the Shurgard Europe Same Store Pool declined from 96 at December 31, 2008 to 94 at March 31, 2009, as we removed facilities from the previous Shurgard Europe Same Store Pool that, due primarily to construction activities, are no longer expected to be stabilized through December 31, 2009, and added facilities that are now stabilized and owned since January 1, 2007. The following table reflects the operating results of these 94 facilities. As described more fully in "Shurgard Europe" above, we deconsolidated Shurgard Europe as of March 31, 2008.

 SELECTED  OPERATING  DATA  FOR  THE  94  FACILITIES
 ---------------------------------------------------
 OPERATED BY SHURGARD  EUROPE ON A  STABILIZED  BASIS
 ----------------------------------------------------
 SINCE JANUARY 1, 2007:  (unaudited)                        Three Months Ended March 31,
 -----------------------------------                    -------------------------------------
                                                                                  Percentage
                                                            2009        2008 (a)    Change
                                                        -----------   ----------- -----------
                                                         (Dollar amounts in thousands, except
                                                           weighted average data, utilizing
                                                               constant exchange rates)
 Revenues:
 Rental income.....................................     $   26,607    $  27,828     (4.4)%
  Late charges and administrative fees collected....           435          479     (9.2)%
                                                       -----------   ----------- -----------
 Total revenues (b)................................         27,042       28,307     (4.5)%
                                                       -----------   ----------- -----------
 Cost of operations:
 Property taxes ...................................          1,373        1,326      3.5%
 Direct property payroll...........................          3,284        3,153      4.2%
 Advertising and promotion.........................          1,443          729     97.9%
 Utilities.........................................            864          670     29.0%
 Repairs and maintenance...........................            802          759      5.7%
 Property insurance................................            164          175     (6.3)%
 Other costs of management.........................          3,733        3,937     (5.2)%
                                                       -----------   ----------- -----------
   Total cost of operations (b)....................         11,663       10,749      8.5%
                                                       -----------   ----------- -----------
 Net operating income (excluding depreciation and
 amortization) (c).................................     $   15,379    $  17,558    (12.4)%
                                                       ===========   =========== ===========
 Gross margin......................................          56.9%        62.0%     (8.2)%
 Weighted average for the period:
   Square foot occupancy (d).......................          84.7%        88.3%     (4.1)%
   Realized  annual rent per occupied  square foot (e)
 (g)...............................................     $    24.35    $   24.43     (0.3)%
   REVPAF (f) (g)..................................     $    20.63    $   21.57     (4.4)%

 Weighted average at March 31:
   Square foot occupancy...........................          85.1%        87.5%     (2.7)%
   In place annual rent per occupied square foot (h)    $    25.96    $   26.24     (1.1)%
 Total net rentable square feet (in thousands).....          5,160        5,160        -

(a) For comparative purposes, these amounts are presented on a constant exchange rate basis. The amounts for the three months March 31, 2008 have been restated using the actual exchange rate for the same period in 2009. The exchange rate for the Euro relative to the U.S. Dollar averaged 1.306 for the three months ended March 31, 2009, as compared to 1.496 for the same period in 2008.

(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c) Net operating income (before depreciation and amortization) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                    Computation of Funds from Operations (a)
                                   (Unaudited)


                                                                                 Three Months Ended
                                                                             --------------------------
                                                                                     March 31,
                                                                                 2009         2008
                                                                             ------------ -------------
                                                                               (Amounts in thousands,
                                                                               except per share data)
 COMPUTATION OF FUNDS FROM OPERATIONS ("FFO") ALLOCABLE TO COMMON SHARES:
 ------------------------------------------------------------------------
 Net Income.............................................................     $   153,429  $   519,941
     Add back - depreciation and amortization...........................          85,167      122,441
     Add back - depreciation and amortization included in Discontinued
         Operations.....................................................              33           50
     Eliminate - depreciation with respect to non-real estate assets....             (60)         (61)
     Eliminate - gain on sale of real estate investments................          (2,722)    (341,865)
     Eliminate - gain on sale of real estate included in Discontinued
         Operations.....................................................          (4,181)           -
     Add back - Depreciation from unconsolidated real estate investments          17,632       12,172
                                                                             ------------ -------------
 Consolidated FFO allocable to our equity holders.......................         249,298      312,678
 Less: allocations of FFO (to) from noncontrolling equity interests:
     Preferred unitholders, based upon distributions paid...............          (4,017)      (5,403)
     Preferred unitholders, based upon redemptions......................          72,000            -
     Other noncontrolling equity interests in subsidiaries..............          (4,879)      (6,164)
                                                                             ------------ -------------
 Consolidated FFO allocable to Public Storage shareholders                       312,402      301,111
 Less: allocations of FFO (to) from:
     Preferred shareholders, based on distributions paid................         (58,108)     (60,333)
     Preferred shareholders, based on redemptions ......................           6,218            -
     Restricted share unit holders......................................            (836)        (904)
     Equity Shares, Series A............................................          (5,131)      (5,356)
                                                                             ------------ -------------
 Remaining FFO allocable to Common Shares (a)...........................     $   254,545  $   234,518
                                                                             ============ =============
 WEIGHTED AVERAGE SHARES:
 -----------------------
     Regular common shares..............................................         168,312      168,586
     Weighted average share options outstanding using treasury method ..             161          396
                                                                             ------------ -------------
     Weighted average common shares for purposes of computing
        fully-diluted FFO per common share..............................         168,473      168,982
                                                                             ============ =============
 FFO per diluted common share (a).......................................     $      1.51  $      1.39
                                                                             ============ =============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                 Computation of Funds Available for Distribution
                                  (Unaudited)


                                                                         Three Months Ended
                                                                              March 31,
                                                                      --------------------------
                                                                         2009           2008
                                                                      -----------   ------------
                                                                       (Amounts in thousands)
       Computation of Funds Available for Distribution ("FAD"):
       FFO allocable to Common Shares (a).......................      $ 254,545     $  234,518
       Add: Non-cash share-based compensation expense...........          2,613          2,774
       Eliminate: Non-cash foreign currency exchange losses
           (gains)..............................................         34,733        (40,971)
       Less: Allocation of FFO from preferred unitholders and
           preferred shareholders based upon redemptions,
           including our equity share of PSB's redemption
           activities...........................................        (94,502)             -
       Less: Aggregate capital expenditures.....................         (8,499)        (6,874)
                                                                      -----------   ------------
       Funds available for distribution ("FAD") (b).............      $ 188,890     $   189,447
                                                                      ===========   ============
       Distribution to common shareholders......................      $  92,582     $    92,377
                                                                      ===========   ============
       Distribution payout ratio (b) ...........................          49.0%          48.8%
                                                                      ===========   ============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) Funds available for distribution ("FAD") represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of share-based compensation expense, (iii) non-cash allocations to or from preferred equity holders, less (iv) capital expenditures to maintain our facilities and (v) elimination of any gain or loss on foreign exchange. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. FAD does not take into consideration required principal payments on debt. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)


                                                                Three Months Ended
                                                                    March 31,
                                                            --------------------------
                                                                2009          2008
                                                            ------------  ------------
                                                              (Amounts in thousands)

     Revenues for the Same Store facilities...............  $   347,185   $  349,991

     Revenues for other domestic facilities (a) ..........       24,413       19,893
     Revenues for Shurgard Europe's facilities, which
     were deconsolidated March 31, 2008 ..................            -       54,722
                                                            ------------  ------------
     Consolidated self-storage revenues (b)...............  $   371,598   $  424,606
                                                            ============  ============

     Cost of operations for the Same Store facilities.....  $   125,007   $  123,856

     Cost of operations for other facilities (a) .........        8,634        8,305
     Cost of operations for Shurgard Europe's facilities,
     which were deconsolidated March 31, 2008.............            -       24,654
                                                            ------------  ------------
     Consolidated self-storage cost of operations (b).....  $   133,641   $  156,815
                                                            ============  ============

(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities.

(b) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.